Exhibit 10.25

TRANSITION AGREEMENT AND RELEASE

1. Transition From Employment. Upon execution of this Transition Agreement and Release (the “Agreement”), my last day of active employment with Sycamore Networks, Inc. (“Sycamore”) will be September 7, 2006, and my last day of employment will be September 7, 2007 (the “Termination Date”). As a transition employee, I agree to be available to transition my duties and responsibilities as well as to be available for various projects and consulting assignments from time to time at the reasonable request of the Chief Executive Officer. Effective September 7, 2006, I will no longer be an executive officer of Sycamore.

2. Non-Compete. I acknowledge and agree that, in consideration of this Agreement with Sycamore, until the Termination Date I will not directly or indirectly engage in competition with Sycamore by working for or with the carrier business of Ciena Corporation, Nortel Networks Corporation, Huawei, Lucent Technologies, Inc, and Alcatel SA or any subsidiary, business unit, division, successor thereof including any combination or merger thereof either as a consultant, contractor, proprietor, partner, stockholder, officer, employee, director or otherwise interfere, in any manner, with the business of Sycamore or directly or indirectly solicit or recruit any of Sycamore’s employees or induce any employees to terminate their employment with Sycamore. This provision shall replace and supersede any other non-competition/non-solicitation provision, but not other provisions, in any other agreements between Sycamore and me, including those provisions in any stock option agreements.

3. Stock and Stock Options. I acknowledge and agree that any stock and/or stock options granted to me during my employment with Sycamore will be governed by the applicable plan document and applicable grant agreement (and any amendments thereto) related to Sycamore stock, and/or stock options (“Stock Plans”) It is hereby agreed that all stock options and restricted stock granted to me during my employment with the Company have and will continue to vest at the same rate through the Termination Date. I will have a period of three months following the Termination Date to exercise my remaining vested stock options, if any.

4. Consideration. I understand that in consideration for my execution of this Agreement, and my fulfillment of the promises made in this Agreement, Sycamore agrees to pay me (i) the amount of $200,000, plus $29,756.74 for accrued vacation, commissions, sick days, and payment in lieu of providing career transition services promptly upon the expiration of the seven (7) revocation period set forth in Section 16 herein, and (ii) $200,000 (“Base Salary”), payable in accordance with Sycamore’s normal payroll practices, including reductions for any statutory or other withholding amounts beginning on the last day of active employment and ending on the Termination Date. The balance of the Base Salary, if any, adjusted for statutory and other withholding amounts will be paid to me (or on my behalf) within fifteen business days in a lump sum upon termination of my employment before the Termination Date solely on account of my death or disability.

Through the Termination Date, Sycamore will pay the premiums for the continuation of group health insurance coverage and matching contributions for my continued participation in Sycamore’s 401-K plan. . I understand and acknowledge that COBRA will be triggered as of the Termination Date, and thereafter, I may continue such coverage under COBRA at my own expense.

5. Change in Control Agreement. I understand and agree that in consideration of the agreements of Sycamore contained herein, the Change in Control Agreement between Sycamore and me dated as of August 5, 2002, is terminated as of the date hereof and that such agreement is hereinafter of no further force and effect. We agree that the Indemnification Agreement between Sycamore and me dated as of August 5, 2002 shall remain in full force and effect.

6. Conditions Applying to Payment of Benefits. I understand and agree that the additional consideration that I will receive pursuant to Section 3 and Section 4 above is subject to my compliance with the terms and conditions set forth in this Agreement and the separation documents I have received.

7. General Release of Claims. I hereby voluntarily release Sycamore and any and all of its subsidiaries, branches, divisions, affiliates, insurers, successors, assigns or related entities, as well as its or their present and former officers, directors, trustees, employees and agents, individually and in their official capacities, (collectively, the “Released Parties”), of and from any and all claims, known and unknown, that I, my heirs, executors, administrators, successors, and assigns, have had or may have as of the date of execution of this Agreement, including, but not limited to, any alleged violation of:

•	The National Labor Relations Act, 29 U.S.C. § 151 et seq., as amended;

•	Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., as amended;

•	The Civil Rights Act of 1991, Pub. L. No. 102-166, as amended;

•	Sections 1981 through 1988 of Title 42 of the United States Code, 42 U.S.C. §§1981-1988, as amended;

•	The Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., as amended;

•	The Equal Pay Act of 1963, 29 U.S.C. § 206(d), as amended;

•	The Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., as amended;

•	The Immigration Reform Control Act, 8 U.S.C. § 1324a, et seq., as amended;

•	The Immigration and Nationality Act, 8 U.S.C. § 1101 et seq., as amended;

•	The Americans with Disabilities Act of 1990, 42 U.S.C § 12101 et seq., as amended;

•	The Consolidated Omnibus Budget Reconciliation Act of 1985, I.R.C. § 4980B, as amended;

•	The Rehabilitation Act of 1973, 29 U.S.C. § 791 et seq., as amended;

•	The Fair Labor Standards Act, 29 U.S.C. § 201, et seq., as amended;

•	The Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., as amended;

•	The Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., as amended;

•	The Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq., as amended;

•	The Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101, et seq., as amended;

•	The Massachusetts Plant Closing Laws, M.G.L. c. 151A, § 71A, as amended;

•	The Massachusetts Fair Employment Practices Act, M.G.L c. 151B, as amended;

•	The Massachusetts State Wage and Hour Laws, M.G.L., c. 149-151, et seq.;

•	The Massachusetts Occupational Safety and Health Laws;

•	The Massachusetts Equal Rights Act, M.G.L. c. 93, § 102, as amended;

•	The Massachusetts Equal Pay Act, M.G.L. c. 149, § 105A-C, as amended;

•	The Massachusetts Maternity Leave Act, M.G.L. c. 149, § 105D, as amended;

•	The Massachusetts Payment of Wages Law, M.G.L. c. 149, § 148 et seq., as amended;

•	The Massachusetts Equal Rights for the Elderly and Disabled Law, M.G.L. c. 93, § 103, as amended;

•	The Massachusetts AIDS Testing Law, M.G.L. c. 111, § 70F, as amended;

•	The Massachusetts Civil Rights Act, M.G.L. c. 12, 11H & I, as amended;

•	The Massachusetts Privacy Law, M.G.L. c. 214, § 1B, as amended;

•	The Massachusetts Sexual Harassment Statute, M.G.L. c. 214, § 1C, as amended;

•	The Massachusetts Consumer Protection Act, M.G.L. c. 93A, as amended;

•	The Massachusetts Small Necessities Leave Act, M.G.L. c. 149, § 52D, as amended;

•	any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;

•	any public policy, contract, tort, or common law, or any claim based on theories of respondent superior and/or strict liability; or

•	any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters.

Notwithstanding the above, the foregoing release shall not extend to any rights I have under this Agreement or any rights to indemnification pursuant to the Company’s certificate of incorporation, by-laws or the terms of the Indemnification Agreement between Sycamore and me dated as of August 5, 2002 or any rights I may have to vested benefits as of the date hereof (the “Retained Rights”).

8. No Claims or Recovery and Affirmations. I confirm that I have not filed any claim, charge, complaint or action against Sycamore in any forum or form. In the event that any claim, charge, or complaint is ever filed on my behalf, I hereby waive my right to accept any monetary relief or recovery therefrom, unless such waiver is prohibited by law, except with respect to the Retained Rights. I understand that nothing herein is intended to or shall preclude me from filing a complaint and/or charge with any appropriate governmental or law enforcement agency and/or cooperating with said agency in its investigation. I further affirm that I have been paid and/or have received all compensation, wages, bonuses, commissions, and/or benefits to which I may be entitled and that no other compensation, wages, bonuses, commissions and/or benefits are due to me, except as provided in this Agreement. I furthermore affirm that I have no known workplace injuries and have been provided and/or have not been denied any leave requested under the Family and Medical Leave Act or related state or city laws.

9. No Admission of Wrongdoing. I agree that neither this Agreement nor the furnishing of the consideration for the general release set forth in this Agreement shall be deemed or construed at any time for any purpose as an admission by the Released Parties of any liability or unlawful conduct of any kind.

10. Confidentiality/Non-Disparagement. I expressly acknowledge and agree to the following:

(i) that on or before September 12, 2006, I shall return to Sycamore all Sycamore documents (and any copies thereof) and property, that I shall be bound by the Sycamore Networks, Inc. Employee Agreement Regarding Confidentiality and Inventions (the “Confidentiality and Inventions Agreement”), except for the non-competition and non-solicitation provisions, as well as any Stock Plans and that I will abide by any and all common law and/or statutory obligations relating to protection and non-disclosure of Sycamore’s trade secrets and/or confidential and proprietary documents and information;

(ii) that, in addition to and notwithstanding the terms of the Confidentiality and Inventions Agreement, I agree to keep strictly confidential, not to make public and not to disclose to anyone in any manner the specific non-public terms of this Agreement except in accordance with federal and state securities laws or to my immediate family, state and federal tax authorities, my attorneys, tax preparers or accountants, or except as may be necessary to enforce the Agreement or upon court order;

(iii) that a breach of this Section10 shall constitute a material breach of this Agreement and shall entitle Sycamore to all available legal or equitable relief available. I also acknowledge that the provisions of this Section are reasonable and necessary to protect Sycamore’s business interests, and further acknowledge and agree that a breach or threatened breach of the covenants set forth in this Section 8 would constitute a material breach of the Agreement, that Sycamore would suffer substantial irreparable harm and that Sycamore may not have an adequate remedy at law for such breach or threatened breach. Therefore, in recognition of these acknowledgments, I agree that in the event of a breach or threatened breach of any of these covenants, in addition to such other remedies as Sycamore may have at law, Sycamore, without posting any bond, shall be entitled to obtain, a request for equitable relief in the form of specific performance or temporary, preliminary or permanent injunctive relief, or any other equitable remedy which then may be available. The seeking of such injunction or order shall not affect Sycamore’s right to seek and obtain damages or other equitable relief on account of any such actual or threatened breach; and

(iv) that I will not make or publish any statement which is, or may reasonably be considered to be, disparaging of Sycamore or any of its subsidiaries or affiliates, or directors, officers, employees or the operations or products of Sycamore or any of its subsidiaries or affiliates, it being understood that it shall not be a violation of this Section 10(iv) for me to make any legally required filing or to give any required statements in connection with a legal or regulatory proceeding. . Sycamore agrees that it will not publish, and will make reasonable efforts to cause its current corporate officers, while in office, not to make any statement which is, or may reasonably be considered to be, disparaging of me, it being understood that it shall not be a violation of this Section 10(iv) for Sycamore to make any legally required filing or to give any required statements in connection with a legal or regulatory proceeding.

11. Cooperation. I agree that I will reasonably assist and cooperate fully with Sycamore in resolution of any matters relating to my duties for Sycamore. I further agree and acknowledge that I will reasonably assist and cooperate with Sycamore in connection with any matters in which I was involved during the course of my employment including, without limitation, in the defense or prosecution of any claims or actions now in existence or which may be brought or threatened in the future against or on behalf of Sycamore (including any claims or actions against its officers, directors and employees) and in connection with any investigation or proceeding by or before any regulatory agency or commission. My reasonable cooperation in connection with such matters, actions, claims, investigations and proceedings shall include, without limitation, being available to meet with Sycamore regarding such matters in which I have been involved, and any contract matters or audits; preparing for any proceeding (including, without limitation, depositions, consultations, discovery or trials); providing truthful affidavits; assisting with any audit, inspection, proceeding or other inquiry; and/or acting as a witness in connection with any litigation or other legal proceeding affecting Sycamore. Any out-of-pocket expenses which I reasonably incur in connection with assisting or cooperating with Sycamore in accordance with the provisions of this section will be reimbursed by Sycamore promptly.

12. Termination. This Agreement may be terminated by the Company only upon the occurrence of a violation of Section 2 or Section 10.

13. Governing Law and Interpretation. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to its conflict of laws provisions. Should any provision of the Agreement be declared illegal or unenforceable by a court of competent jurisdiction and if it cannot be modified to be enforceable, excluding general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in effect.

14. Entire Agreement. I acknowledge and agree that, with the exception of the Confidentiality and Inventions Agreement , Retained Rights and any Stock Plans, this Agreement sets forth the entire agreement between me and the Released Parties and shall supersede any and all prior agreements or understandings, whether written or oral, between the parties, concerning the subject matter herein and except as otherwise specified in this Agreement. I acknowledge that I have not relied on any representations, promises, or agreements of any kind made to me in connection with my decision to sign this Agreement, except for those set forth in this Agreement.

15. Amendment. This Agreement may not be amended except by a written agreement signed by authorized representatives of both parties.

16. Right to Revoke. I understand that I have the right to revoke this Agreement at any time during the seven (7) day period following the date on which I first sign the Agreement.

If I want to revoke, I must make a revocation in writing which states: “I hereby revoke my acceptance of the Agreement and General Release”. This written revocation must be delivered by hand or sent by certified mail with a postmark dated before the end of the seven-day revocation period to Cheryl Moisan, Director of Human Resources, Sycamore Networks, Inc., 220 Mill Road, Chelmsford, MA 01824, otherwise the revocation will not be effective.

17. Effective Date. This Agreement shall not become effective or enforceable until the expiration of the 7-day revocation period described in Section 16 above.

18. Applicable Data. Sycamore agrees to provide, as available, updated statistical information and relevant criteria pursuant to the Older Workers Benefit and Protection Act, which will list the job titles and ages of all individuals eligible and ineligible/not selected for separation pay.

I UNDERSTAND THAT MY RIGHT TO RECEIVE BENEFITS SET FORTH ABOVE IS SUBJECT TO MY COMPLIANCE WITH THE TERMS AND CONDITIONS SET FORTH IN THIS AGREEMENT AND THAT I WOULD NOT RECEIVE SUCH BENEFITS BUT FOR MY EXECUTION OF THIS AGREEMENT.

I ALSO UNDERSTAND THAT BY SIGNING THIS AGREEMENT, I WILL BE WAIVING MY RIGHTS UNDER FEDERAL, STATE AND LOCAL LAW TO BRING ANY CLAIMS THAT I HAVE HAD OR MAY CURRENTLY HAVE AGAINST THE RELEASED PARTIES. BY RECEIVING AND READING THIS AGREEMENT I AM ADVISED IN WRITING THAT I HAVE UP TO FORTY FIVE (45) DAYS TO CONSIDER THIS AGREEMENT AND AM HEREBY ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT. I FURTHER AGREE AND ACKNOWLEDGE THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL FORTY FIVE (45) DAY CONSIDERATION PERIOD.

HAVING ELECTED TO EXECUTE THIS AGREEMENT, TO FULFILL THE PROMISES AND TO RECEIVE THE SUMS AND BENEFITS IN PARAGRAPHS 3 AND 4 ABOVE, I FREELY AND KNOWINGLY, AFTER DUE CONSIDERATION, ENTER INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS I MIGHT HAVE AGAINST THE RELEASED PARTIES.

IN WITNESS WHEREOF, I have executed this Agreement as of the date set forth below.

Signed:
Name:	Araldo Menegon
Date:	September , 2006

ACKNOWLEDGED AND ACCEPTED BY SYCAMORE NETWORKS, INC.

By:
Name:	Daniel E. Smith
Title:	President, CEO
Date:	September , 2006